Exhibit 77(C)

                 Matters Submitted to a Vote of Security Holders

1. A special meeting of shareholders of the International, Precious Metals and Worldwide Growth Funds was held on July 22, 2003, to approve a Sub-Advisory Agreement between ING Investments LLC and ING Aeltus Investment Management, Inc. with no change in the Adviser, the portfolio managers or the overall management fee paid by the Fund.

                                                           Shares voted
                                                           against or         Total Shares
Fund                                Shares voted for       withheld               voted
----                                ----------------       --------               -----
ING International Fund               8,291,100.520         67,540.781         8,447,401.576
ING Precious Metals Fund             9,335,865.357        428,837.349        10,117,289.813
ING Worldwide Growth
  Fund                              10,162,785.866        267,674.142        10,722,466.540